Exhibit 10.49
FIRST AMENDMENT TO LEASE
I. PARTIES AND DATE.
     This First Amendment to Lease (the “Amendment”) dated November 12, 2008, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, as successor-in-interest to Irvine Commercial Property Company LLC, a Delaware limited liability company (“Landlord”), and BROADCOM CORPORATION, a California corporation (“Tenant”).
II. RECITALS.
     On October 31, 2007, Landlord and Tenant entered into a lease (“Lease”) for space in a building located at 5211 California, Irvine, California (the “5211 California Premises”).
     Landlord and Tenant each desire to modify the Lease to add approximately 53,840 rentable square feet of space consisting of all of the rentable square footage of the building located at 5241 California, Irvine, California, which space is more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “5241 California Premises”, to adjust the Basic Rent and make such other modifications as are set forth in “III, MODIFICATIONS” next below.
III. MODIFICATIONS.
     A. Building. All references to the “Building” in the Lease shall be amended to refer to the two (2) buildings located at 5211 California (the “5211 California Building”) and at 5241 California (the “5241 California Building”), Irvine, California, either collectively or individually as the context may reasonably require.
     B. Premises. From and after the “Commencement Date for the 5241 California Premises” (as hereinafter defined), the 5211 California Premises together with the 5241 California Premises shall collectively constitute the “Premises” under the Lease.
     C. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:
1. Effective as of the Commencement Date for the 5241 California Premises, Item I shall be deleted in its entirety and substituted therefor shall be the following:
“1. Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings: 5211 California and 5241 California, Irvine, CA”
2. Item 4 is hereby amended by adding the following:
“Commencement Date for the 5241 California Premises” shall mean the earlier to occur of: (a) the date Tenant commences its normal business within the 5241 California Premises, or (b) the first business day of the week (but not sooner than January 1, 2010) following Tenant’s receipt of a factually correct notice that the “Tenant Improvements” (as defined in the Work Letter attached as EXHIBIT X to this Amendment) are substantially completed, provided that the 5241 California Premises shall not be tendered to Tenant until all approvals by relevant governmental authorities of the Tenant Improvements which are required for occupancy of the 5241 California Premises have been obtained (as evidenced by written approval thereof in accordance with the building permits issued for the Tenant Improvements or issuance of a temporary or final certificate of occupancy for the Premises), or (c) January 1, 2010; provided, however, that: (i) the occurrence of the Commencement Date for the 5241 California Premises pursuant to this subsection (c) shall be extended, on a day-for-day basis, in the event and for each day that the substantial completion of the Tenant Improvements is delayed beyond January 1,2010 due to (x) a “Landlord Delay” (as defined in the Work Letter attached as EXHIBIT X to this Amendment), or (y) any fire, flood, earthquake or other casualty (collectively (“X EVENTS”). In addition, if the Commencement Date has already occurred pursuant to said subsection (c), then, to the extent that there has been a delay in the substantial completion of the Tenant Improvements as a result of X EVENTS, Tenant shall receive one day of the Rent abatement for each day that substantial completion of the Tenant Improvements was in fact so delayed.
3. Item 6 is hereby amended by adding the following:
“Basic Rent for the 5241 California Premises: Commencing on the Commencement Date for the 5241 California Premises, the Basic Rent for the 5241 California Premises shall be Ninety Nine Thousand Six Hundred Four Dollars ($99,604.00) per month, based on $1.85 per rentable square foot.
Commencing on the first (1st) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be One Hundred Four Thousand Nine Hundred Eighty-Eight Dollars ($104,988.00) per month, based on $1.95 per rentable square foot.
Commencing on the second (2nd) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be One Hundred Ten Thousand Three Hundred Seventy-Two Dollars ($110,372.00) per month, based on $2.05 per rentable square foot.
Commencing on the third (3rd) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be 5241 California Premises shall be One Hundred Fifteen Thousand Seven Hundred Fifty-Six Dollars ($115,756.00) per month, based on $2.15 per rentable square foot.
Commencing on the fourth (4th) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be One Hundred Twenty One Thousand One Hundred Forty Dollars ($121,140.00) per month, based on $2.25 per rentable square foot.
Commencing on the fifth (5th) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be One Hundred Twenty-Six Thousand Five Hundred Twenty-Four Dollars ($126,524.00) per month, based on $2.35 per rentable square foot.
Commencing on the sixth (6th) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be One Hundred Thirty One Thousand Nine Hundred Eight Dollars ($131,908,00) per month, based on $2.45 per rentable square foot.
Commencing on the seventh (7th) anniversary of the Commencement Date, the Basic Rent for the 5241 California Premises shall be One Hundred Thirty Seven Thousand Two Hundred Ninety-Two Dollars ($137,292.00) per month, based on $2.55 per rentable square foot.”
4. Effective as of the Commencement Date for the 5241 California Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:
“8. Floor Area of Premises: Approximately 117,280 rentable square feet, comprised of the following:
5211 California Premises — approximately 63,440 rentable square feet
5241 California Premises — approximately 53,840 rentable square feet”

5. Effective as of the Commencement Date for the 5241 California Premises, Item 15 shall be deleted in its entirety and substituted therefor shall be the following:
“9. Vehicle Parking Spaces: Four Hundred Forty-Eight (448)”
     D. Condition of 5241 California Building. The warranty on the part of Landlord contained in Section 2.4 of the Lease shall be applicable and binding on Landlord as to the 5241 California Building as of the Commencement Date for the 5241 California Premises. Provided Tenant shall notify Landlord of a non-compliance with such warranty obligation on or before sixty (60) days following the later to occur of (i) the Commencement Date for the 5241 California Premises, or (ii) the date Tenant commences its business operations from the 5241 California Premises, then Landlord shall promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense.
     E. Signage. The first sentence of Section 5.2 of the Lease, entitled “Signs”, is hereby deleted in its entirety and substituted therefor shall be the following two sentences:
“Provided Tenant continues to lease the entire 5211 California Building, Tenant shall have the exclusive right to either: (i) one (1) exterior “eye brow” and one (1) exterior “building top” signs on the 5211 California Building, or (ii) two (2) exterior “building top” signs on the 5211 California Building, in either event for Tenant’s name and graphics to the extent permitted by the Signage Criteria (defined below). Provided Tenant continues to lease the entire 5241 California Building, Tenant shall have the exclusive right to either: (a) one (1) exterior “eye brow” and one (1) exterior “building top” signs on the 5241 California Building, or (b) two (2) exterior “building top” signs on the 5241 California Building, in either event for Tenant’s name and graphics to the extent permitted by the Signage Criteria (defined below).”
     F. License for Generator. The reference in the first sentence of Section 6.6 of the Lease, entitled “License for Generator” to “one (1) generator for the Building” is hereby revised to “one (1) generator for each of the 5211 California Building and the 5241 California Building”.
     G. Communications Equipment. Section 7.6 of the Lease, entitled “Communications
Equipment” is hereby amended to provide Tenant the license to install, maintain and operate an antenna on each of the 5211 California Building and the 5241 California Building pursuant to the provisions of said Section 7.6.
     H. Broker’s Commission. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers: Irvine Realty Company (“Landlord’s Broker”) and Real Tech, Inc. (“Tenant’s Broker”). It is understood and agreed that Landlord’s Broker represents only Landlord in connection with the execution of this Amendment and that Tenant’s Broker represents only Tenant. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
     I. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the 5241 California Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.
     J. Contingency. Tenant understands and agrees that the effectiveness of this Amendment is contingent upon the mutual execution of a lease surrender and termination agreement (“LS&TA”)for the 5241 California Premises between Landlord and Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”), the current tenant in possession of the first floor of the 5241 California Premises. Landlord may terminate this Amendment at any time by written notice to Tenant in the event that LS&TA has not been fully executed, provided that Landlord agrees (for the benefit solely of Tenant) that Landlord shall execute the LS&TA in the form and with the content of the LS&TA forwarded to Skyworks for execution on November 3,2008 if Skyworks executes and returns same to Landlord by December 15,2008. Subject to the foregoing, if the LS&TA is not fully executed by December 15, 2008 (with Landlord providing notice to Tenant by December 22, 2008 that the

LS&TA has been fully executed), then this Amendment may thereafter be terminated by Tenant upon Tenant providing written notice of termination to Landlord on or before January 28,2009 (provided that, to be effective, such notice of termination must be sent prior to any written notice from Landlord to Tenant that the LS&TA has been fully executed).
     K. Representation and Warranty. Landlord agrees that the representation and warranty contained in Section 13.2 of the Lease applies to the 5241 California Premises.
     L. Assignment Rights. The following provisions are hereby added as Section 9.7 of the Lease:
“SECTION 9.7 Assignment Rights. In the event Tenant desires to assign this Lease, as amended, to an assignee which only wants to accept an assignment as to the 5241 California Premises or as to the 5211 California Premises, but not as to the entire Premises, then upon Tenant’s written request delivered to Landlord at the time of the request for Landlord’s consent to such assignment, Landlord shall also, if it grants its consent to such assignment, prepare two separate leases, one for each of the 5211 California Premises and for the 5241 California Premises, incorporating the relevant portions of the Lease so that the rights and obligations of Landlord and Tenant are properly allocated so that the original Lease, as hereby amended, is resurrected and a new lease is created for the 5241 California Premises basically incorporating the terms and conditions of the original Lease, as hereby amended, but changing them as appropriate to be limited to the 5241 California Premises as to the terms that apply to the 5241 California Premises. Tenant’s rights under this Section 9.7 are subject to Landlord’s right to consent to any such proposed assignee as provided in Section 9.1 of the Lease, the rights and obligations of the parties under Sections 9.1 (c) and 9.1 (d) of the Lease, and the provisions of Section 9.2 of the Lease. Tenant shall reimburse Landlord for all of its legal fees in preparing such new leases, which can be on an estimated basis if done “in-house” and Tenant shall pay Landlord for such legal fees as estimated in good faith by Landlord.
IV. GENERAL.
     A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.
     B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.
     C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.
     D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
     E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

V. EXECUTION.
     Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:	TENANT:

THE IRVINE COMPANY LLC	BROADCOM CORPORATION,
a Delaware limited liability company	a California corporation

By	/s/ Richard I. Gilchrist	By	/s/ Ken Venner
	Richard I. Gilchrist President, Investment Properties Group	Name Title	Ken Venner SVP, Corporate Services and CIO Broadcom Corporation

By	/s/ E. Valjean Wheeler	By	/s/ Scott Mc Gregor
	E. Valjean Wheeler President, Office Properties	Name Title	Scott Mc Gregor President, & CEO